Exhibit 5.1

LION GROUP HOLDING LTD.	D +852 3656 6011
c/o Ogier Global (Cayman) Limited	E: lin.han@ogier.com
89 Nexus Way, Camana Bay Grand Cayman KY1-9009
Cayman Islands	Reference: LHJ/172158.00008

16 November 2023

Dear Sirs

LION GROUP HOLDING LTD. (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the Form S- 8), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (as amended, the Act) on or about the date hereof. The Form S-8 relates to the registration under the Act of 33,818,770 ordinary shares (comprising Class A ordinary shares and/or Class B ordinary shares), issuable pursuant to the Company’s 2023 Share Incentive Plan as approved by the board of directors of the Company on October 5, 2023, and by the shareholders of the Company at the annual general meeting of the Company held on October 6, 2023 (the 2023 Share Incentive Plan).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 11 February 2020 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the fourth amended and restated memorandum of association of the Company and the third amended and restated articles of association of the Company adopted by special resolutions dated 6 October 2023 and 21 January 2023, respectively (respectively, the Memorandum and the Articles);

(c)	a certificate of good standing of the Company dated 20 January 2023 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(d)	a copy of the register of directors of the Company (the ROD);

Ogier
British Virgin Islands, Cayman Islands,
Guernsey, Jersey and Luxembourg practitioners

Floor 11 Central Tower	Partners
28 Queen’s Road Central	Nicholas Plowman
Central	Nathan Powell	Florence Chan
Hong Kong	Anthony Oakes	Lin Han
	Oliver Payne	Cecilia Li
T +852 3656 6000	Kate Hodson	Rachel Huang
F +852 3656 6001	David Nelson	Richard Bennett
ogier.com	Michael Snape	James Bergstrom
	Justin Davis	Marcus Leese

(e)	the Form S-8;

(f)	a copy of the written resolutions of all the directors of the Company dated October 5, 2023 approving, among other things, the Company’s adoption of 2023 Share Incentive Plan (the Board Resolutions);

(g)	a copy of the minutes of the annual general meeting of the Company held on October 6, 2023 (the AGM) approving, among other things, the Company’s adoption of 2023 Share Incentive Plan (the Minutes of the AGM, and together with the Board Resolutions, the Resolutions);

(h)	a certificate from a director of the Company dated on or around the date of this opinion as to certain matters of fact (the Director’s Certificate); and

(i)	a copy of the 2023 Share Incentive Plan.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the ROD, the Director’s Certificate and the 2023 Share Incentive Plan is accurate, complete and up-to-date (as the case may be) as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Form S-8 are true and correct copies and the Form S-8 conforms in every material respect to the latest drafts of the same produced to us and, where the Form S-8 has been provided to us in successive drafts marked to show changes from a previous draft, all such changes have been accurately marked;

(g)	the Board Resolutions have been duly passed in accordance with the Company’s articles of association then in effect and remains in full force and effect;

(h)	the resolutions passed at the AGM as documented in the Minutes of the AGM remain in full force and effect and the AGM referred to in the Minutes of the AGM was properly convened and held in accordance with the Company’s articles of association then in effect, a quorum was present throughout the AGM and the Minutes of the AGM provided a complete and accurate record of the proceedings descried therein;

(i)	each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the 2023 Share Incentive Plan and no director has a financial interest in or other relationship to a party of the transactions contemplated by the 2023 Share Incentive Plan which has not been properly disclosed in the Board Resolutions;

(j)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(k)	the maximum number of shares (i.e. 33,818,770 Class A or Class B shares) which the Company is required to issue under the 2023 Share Incentive Plan to fulfil its obligation (the ESOP Shares), together with the outstanding and issued shares of the Company, will not exceed the Company’s authorised share capital then in place and the consideration payable for each ESOP Share shall be no less than the par value of US$0.0001 each; and

(l)	there is nothing under any law (other than the laws of the Cayman Islands), that would or might affect the opinions herein.

3	Opinions

On the basis of the examination of the Documents and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Valid Issuance of ESOP Shares

(a)	The ESOP Shares to be issued under the 2023 Share Incentive Plan have been duly authorised by all necessary corporate actions of the Company under the Memorandum and Articles and when:

(i)	issued and delivered in accordance with the Memorandum and Articles, the Resolutions and the terms of the 2023 Share Incentive Plan; and

(ii)	the register of members of the Company has been duly updated to reflect the issuance of the ESOP Shares as fully paid shares,

will be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the 2023 Share Incentive Plan to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

4.4	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of ESOP Shares, that a shareholder shall not, in respect of the relevant ESOP Shares and in the absence of a contractual arrangement, or an obligation pursuant to the Memorandum and Articles, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Form S-8.

This opinion may be used only in connection with the Form S-8 while the 2023 Share Incentive Plan is effective.

Yours faithfully

/s/ Ogier
Ogier